Exhibit (a)(1)(A)
                                                               -----------------

                        Offer to Purchase for Cash up to

                   U.S.$500,000,000 Aggregate Principal Amount

                                  [TELMEX LOGO]

                              Telefonos de Mexico,
                                  S.A. de C.V.

                            4.25% Convertible Senior
                               Debentures Due 2004
                              (CUSIP No. 879403AD5)


         The offer (as defined herein) will expire at 12:00 midnight, New York City time, on November 6, 2003, unless the offer is extended (such time and date with respect to the offer, as it may be extended, the "expiration date"). Tendered debentures may be withdrawn at any time prior to the expiration date.

         We, Telefonos de Mexico, S.A. de C.V., a Mexican corporation, are offering to purchase for cash, upon the terms and subject to the conditions set forth in this offer to purchase and in the accompanying letter of transmittal, up to U.S.$500,000,000 aggregate principal amount (the "offer amount") of our 4.25% Convertible Senior Debentures due 2004 (the "debentures") at a price of U.S.$1,117.50 per U.S.$1,000 principal amount of the debentures (the "purchase price") plus accrued and unpaid interest to (but excluding) the date of purchase. We refer to our offer, and the terms and conditions of this offer to purchase and accompanying letter of transmittal, as "the offer" or "this offer."



                      The dealer manager for the offer is:

                                    Citigroup


October 9, 2003

                                    IMPORTANT

         Any holder desiring to tender debentures must tender its debentures through The Depository Trust Company ("DTC") Automated Tender Offer Program ("ATOP"), following the procedures described below. See Section 6 - "Procedures for Tendering Debentures."

         DTC has authorized DTC participants that hold debentures on behalf of beneficial owners of debentures to tender their debentures as if they were holders. To effect such a tender, DTC participants should transmit their acceptance to DTC through ATOP, for which the transaction will be eligible, and follow the procedure for book-entry transfer set forth in Section 6 - "Procedures for Tendering Debentures - Book-Entry Delivery Procedures." A beneficial owner of debentures that are held of record by a broker, dealer, commercial bank, trust company or other nominee must instruct such broker, dealer, commercial bank, trust company or other nominee to tender the debentures on the beneficial owner's behalf. See Section 6 - "Procedures for Tendering Debentures - Tender of Debentures Held Through a Custodian."

         Tendering holders will not be obligated to pay the fees and expenses of the dealer manager, the information agent or the depositary. See Section 12 - "Dealer Manager, Depositary and Information Agent."

         We are not making our offer to purchase debentures in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make the offer under securities or blue sky laws.

         The delivery of this offer to purchase by any person, including the dealer manager, the information agent or us, shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in any attachments hereto or in our affairs since the date hereof.

         Questions and requests for assistance or for additional copies of this offer to purchase and the letter of transmittal or any document incorporated herein by reference may be directed to Citigroup Global Markets Inc., who is acting as dealer manager in connection with the offer (the "dealer manager"), or to Global Bondholder Services Corporation, who is acting as information agent in connection with the offer (the "information agent"), each at its address and telephone number set forth on the back cover of this offer to purchase. Requests for additional copies of this offer to purchase and the letter of transmittal may also be directed to brokers, dealers, commercial banks or trust companies.

                                Table of Contents

                                                                            Page
                                                                            ----


SUMMARY........................................................................1

WHERE YOU CAN FIND MORE INFORMATION............................................3

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER FACTORS............4

THE OFFER......................................................................5

   Section 1. Introduction.....................................................5
   Section 2. Terms of the Offer...............................................5
   Section 3. Purpose of the Offer.............................................7
   Section 4. No Recommendation; Certain Effects of the Offer..................8
   Section 5. Certain Information Concerning Telmex............................8
   Section 6. Procedures for Tendering Debentures..............................9
   Section 7. Proration.......................................................10
   Section 8. Withdrawal of Tenders...........................................10
   Section 9. Expiration, Extension, Amendment or Termination of the Offer....11
   Section 10. Conditions to the Offer........................................12
   Section 12. Dealer Manager, Depositary and Information Agent...............15
   Section 13. Solicitation...................................................16
   Section 14. Miscellaneous..................................................16

                                     SUMMARY

         The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this offer to purchase and the letter of transmittal. Capitalized terms not defined in this summary have the meanings assigned to them elsewhere in this offer to purchase.

Purchaser:                    Telefonos de Mexico, S.A. de C.V.

The Offer:                    We are offering to purchase for cash, upon the
                              terms and subject to the conditions set forth in this offer to purchase and in the accompanying letter of transmittal, up to U.S.$500,000,000 aggregate principal amount of our 4.25%
                              Convertible Senior Debentures due 2004 at a price of U.S.$1,117.50 per U.S.$1,000 principal amount plus accrued and unpaid interest to (but excluding) the date of purchase. See Section 2 -
                              "Terms of the Offer." As of October 8, 2003 we had outstanding U.S.$810,000,000 in aggregate principal amount of the debentures. The CUSIP number of the debentures is 879403AD5.

Offer Expiration Date:        The offer and withdrawal rights will expire at
                              12:00 midnight, New York City time, on November 6,
                              2003, unless we extend the offer.

Payment Dates:                Payments with respect to the offer will be made
                              promptly following the expiration date. See
                              Section 6 - "Procedures for Tendering Debentures."

Source of Funds:              We intend to fund the purchase of the debentures
                              tendered in the offer, and the payment of related fees and expenses, using a combination of available cash and unsecured borrowings. The offer is not conditioned upon the receipt of any financing. See Section 2 - "Terms of the Offer."

Conditions to the Offer:      Our obligation to accept for payment, and to pay
                              for, debentures validly tendered pursuant to the offer is subject to the condition, among others, that the closing price of our L Share ADSs on the New York Stock Exchange on the date the offer expires shall not be less than U.S.$29.5762 per L
                              Share ADS, which is the conversion price of the debentures. The offer is also subject to certain other terms and conditions set forth in Section 10
                              - "Conditions to the Offer."

Procedures for                Any holder desiring to tender debentures pursuant
Tendering Debentures:         to the offer must tender pursuant to the
                              procedures for book-entry transfer via DTC's ATOP system set forth in Section 6 - "Procedures for Tendering Debentures" in this offer to purchase.
                              Beneficial owners of debentures that are held by broker, dealer, commercial bank, trust company ora other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender their debentures. See
                              Section 6 - "Procedures for Tendering Debentures."

Withdrawal of Tenders of      Tenders of debentures may be withdrawn at any time
Debentures:                   prior to the expiration date. No consideration
                              shall be payable in respect of debentures so withdrawn. See Section 8 - "Withdrawal of
                              Tenders."

Untendered Debentures:        Debentures not purchased pursuant to the offer
                              will remain outstanding. If the offer with respect to the debentures is completed, the aggregate principal amount of the debentures that are outstanding may be materially reduced. This may adversely affect the liquidity of and, consequently, the market price for the debentures that remain outstanding after consummation of the offer. The terms and conditions governing the debentures, including the covenants and other protective provisions contained in the indenture governing the debentures, will remain unchanged.
                              No amendments to the indenture are being sought.
                              See Section 4 - "No Recommendation; Certain
                              Effects of the Offer."

Conversion Rights:            Holders of debentures may convert their debentures
                              into L share ADSs at any time prior to the close of business on June 15, 2004 (the "maturity date"). However, debentures tendered and accepted for payment in the offer may no longer be converted into L share ADSs. The debentures are convertible into L share ADSs at the conversion rate of 33.8110 American depositary shares, each representing 20 of our Series L shares, per U.S.$1,000 principal amount of debentures. This conversion rate is equivalent to a conversion price of U.S.$29.5762 per L share ADS. Our L share
                              ADSs are listed on the New York Stock Exchange under the symbol TMX. As of October 8, 2003, the last reported sale price of our L share ADSs on the New York Stock Exchange was U.S.$30.08.

Acceptance of Tendered        Upon the terms and subject to the conditions of
Debentures and Payment:       the offer, following our oral or written notice to
                              the depositary, we will be deemed to have accepted for payment all debentures validly tendered and not properly withdrawn by the expiration date, subject to proration in the event that the offer is oversubscribed. We expect to announce the result of the proration, if any, and to make payment for all accepted debentures within five business days after the expiration date. See
                              Section 7 - "Proration."

Certain Tax Considerations:   The receipt of cash for debentures pursuant to the
                              offer will be a fully taxable transaction for U.S.
                              federal income tax purposes. Subject to certain exceptions, non-Mexican holders will not be subject to Mexican taxation upon tendering their debentures for cash. See Section 11 - "Certain Tax
                              Considerations."

Dealer Manager:               Citigroup Global Markets Inc. is serving as dealer
                              manager in connection with the offer. Its address and telephone numbers are set forth on the back cover of this offer to purchase. See Section 12 -
                              "Dealer Manager, Depositary and Information
                              Agent."

Depositary and Information    Global Bondholder Services Corporation is serving
Agent:                        as depositary (the "depositary") and information
                              agent in connection with the offer. Its address and telephone numbers are set forth on the back cover of this offer to purchase. See Section 12 -
                              "Dealer Manager, Depositary and Information
                              Agent."

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20459. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also read and copy any materials we file with the SEC at the regional office of the SEC at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The documents listed below have been filed or submitted electronically and are also available to the public over the Internet at the SEC's web site at www.sec.gov and at our web site at www.telmex.com.

         This offer to purchase "incorporates by reference" information that we have filed or submitted with the SEC under the Securities Exchange Act of 1934. This means that we are disclosing important information to you by referring you to those documents. We incorporate by reference the documents listed below.

          o Our Annual Report on Form 20-F for the year ended December 31, 2002, filed on June 25, 2003.

          o Our current report on Form 6-K containing our earnings release for the first half of 2003, submitted on July 15, 2003.

         You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                        Telefonos de Mexico, S.A. de C.V.
                           Parque Via 198, Oficina 701
                               Colonia Cuauhtemoc
                            Mexico, D.F., C.P. 06599
                    Tel. 52(55) 5703 3990 / 52(55) 5222 5462
                          Attention: Alejandro Martinez

                     SPECIAL NOTE REGARDING FORWARD-LOOKING
                          STATEMENTS AND OTHER FACTORS

         This offer to purchase contains forward-looking statements. We may from time to time make forward-looking statements in our reports to the SEC on Form 20-F and Form 6-K, in our annual report to shareholders, in offering circulars and prospectuses, in press releases and other written materials, and in oral statements made by our officers, directors or employees to analysts, institutional investors, representatives of the media and others. Examples of such forward-looking statements include:

          o    projections of operating revenues, net income (loss), net income
               (loss) per share, capital expenditures, dividends, capital structure or other financial items or ratios,

          o statements of our plans, objectives or goals, including those relating to competition, regulation and rates,

          o statements about our future economic performance or that of Mexico or other countries, and

          o    statements of assumptions underlying such statements.

         Words such as "believe," "anticipate," "plan," "expect," "intend," "target," "estimate," "project," "predict," "forecast," "guideline," "should" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying them.

         Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. These factors include economic and political conditions and government policies in Mexico or elsewhere, inflation rates, exchange rates, regulatory developments, technological improvements, customer demand and competition. We caution you that the foregoing list of factors is not exclusive and that other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements.

         Forward-looking statements speak only as of the date they are made. We do not undertake to update such statements in light of new information or new developments.

         Investors should evaluate any statements made by us in light of these important factors.

                                    THE OFFER

Section 1.        Introduction

         We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this offer to purchase and in the accompanying letter of transmittal, up to U.S.$500,000,000 aggregate principal amount of our 4.25% Convertible Senior Debentures due 2004, or the debentures, at a price of U.S.$1,117.50 per U.S.$1,000 principal amount of the debentures plus accrued and unpaid interest to (but excluding) the date of purchase. We refer to our offer, and the terms and conditions of this offer to purchase and accompanying letter of transmittal, as "the offer" or "this offer." As used in this Offer to Purchase, the terms "we," "our," and "us" refer to Telefonos de Mexico, S.A. de C.V., a Mexican corporation. The debentures were issued under an Indenture dated as of June 11, 1999 between us and Citibank, N.A., as trustee (the "indenture"). Following the completion of the offer, the terms and conditions governing the debentures, including the covenants and other protective provisions contained in the indenture governing the debentures, will remain unchanged. No amendments to the indenture are being sought.

         The offer will expire at 12:00 midnight, New York City time, on November 6, 2003, unless the offer is extended (such time and date with respect to the offer, as it may be extended, the "expiration date"). If debentures are accepted for payment pursuant to the offer, only holders of debentures who validly tender (and have not withdrawn) their debentures pursuant to the offer at or prior to the expiration date will receive the purchase price. Debentures tendered in the offer may be withdrawn at any time prior to the expiration date.

         In the event that the offer is not completed for any reason, the purchase price will not be paid or become payable to holders of debentures who have tendered their debentures. In such event, the depositary will return tendered debentures to the tendering holders promptly.

         Subject to the securities laws and the terms and conditions set forth in this offer to purchase, we expressly reserve the right, at any time or from time to time to extend the offer or, when the conditions to the offer are not satisfied or waived, to terminate the offer or amend the offer in any respect. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension of the offer to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time. Without limiting the manner in which any public announcement may be made, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release through Dow Jones News Service. See
Section 9 - "Expiration, Extension, Amendment or Termination of the Offer."

         We will be prohibited from making purchases of debentures, other than pursuant to the offer, during the offer and for ten business days after completion or termination of the offer. Following such time, subject to applicable securities laws, we expressly reserve the right to purchase any debentures that are not tendered or accepted in the offer through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon terms that may or may not differ materially from the terms of the offer.

         THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH YOU SHOULD READ BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

         NEITHER WE, OUR BOARD OF DIRECTORS OR EMPLOYEES, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT NOR ANY OF OUR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS OF DEBENTURES SHOULD TENDER THEIR DEBENTURES.

Section 2.        Terms of the Offer

         Upon the terms and subject to the conditions set forth in this offer, we are offering to purchase up to U.S.$500,000,000 of the outstanding debentures at a price of U.S.$1,117.50 in cash per U.S.$1,000 principal amount of the debentures plus accrued and unpaid interest to (but excluding) the date of purchase. In the event that the principal amount of the debentures validly tendered and not properly withdrawn by the expiration date exceeds the offer amount, then, subject to the terms and conditions of the offer, we will accept for payment such debentures on a pro rata basis.

         You will not be obligated to pay brokerage commissions or fees or to pay transfer taxes with respect to the purchase of your debentures by us. However, if your debentures are held by a custodian, such as a bank or broker, you may be charged a fee for services performed by this custodian in tendering your debentures. We will pay all other charges and expenses in connection with the offer.

         You may tender, and we will only accept, debentures in denominations of U.S.$1,000 principal amount and integral multiples thereof. We will accept for payment, upon the terms and subject to the conditions of the offer, all debentures validly tendered in accordance with the procedures set forth in
Section 6 -- "Procedures for Tendering Debentures" and not withdrawn in accordance with the procedures set forth in Section 8 -- "Withdrawal of Tenders" prior to the expiration date, subject to proration as described in Section 7 -- "Proration" in the event that the offer is oversubscribed. We expect to announce the result of the proration, if any, and to make payment for all accepted debentures within five business days after the expiration date, such date being the acceptance date, and payments therefor will be made to the depositary on the same date, which shall also be referred to as the payment date. Because the depositary will be distributing the cash to holders of tendered and accepted debentures, we do not know exactly when you will receive your payment.

         We intend to fund the purchase of the debentures tendered in the offer, and the payment of related fees and expenses, using a combination of available cash and unsecured borrowings. Borrowings for this purpose will consist of up to U.S.$500,000,000 (or the equivalent in Mexican pesos) of (a) peso-denominated commercial paper offered to investors in the Mexican money market with a tenor of up to 91 days, sold at a discount with yields determined by reference to a Mexican money market rate known as Tasa de Interes Interbancaria de Equilibrio or TIIE, (b) peso-denominated debt securities referred to as certificados bursatiles offered to investors in the Mexican bond market with a tenor of three to seven years, bearing interest at a fixed spread over either the TIIE rate or the rate on 180-day Mexican government securities known as Cetes or (c) U.S. dollar-denominated borrowings from Citibank, N.A. or oneof its affiliates with a tenor of up to 120 days, bearing interest at a fixed spread over LIBOR. We do not have contractual commitments for any such borrowings, and the exact amounts and terms of borrowings in each category will be determined based on market conditions. The offer is not conditioned upon the receipt of any financing.

         Subject to the securities laws and the terms and conditions set forth in this offer to purchase, we expressly reserve the right, at any time or from time to time to extend the offer or, when the conditions to the offer are not satisfied or waived, to terminate the offer or amend the offer in any respect. See Section 9 -- "Expiration, Extension, Amendment or Termination of the Offer."

         Neither we, our board of directors or employees, the dealer manager, the depositary, the information agent nor our respective affiliates makes any recommendation to any holder as to whether to tender or refrain from tendering all or any portion of its debentures. Holders are urged to review carefully all of the information contained or incorporated by reference in this Offer to Purchase. Holders should consult your own financial and tax advisors and must make your own decision as to whether to tender or to refrain from tendering all or any portion of its debentures.

         Additional Amounts. If we are required by Mexican law to deduct Mexican withholding taxes from payments to investors, we will pay additional amounts on those payments to the extent described in this section. See Section 11 - "Taxation -Certain Mexican Tax Considerations" for a description of applicable Mexican withholding taxes.

         We will pay to any investor so entitled all additional amounts that may be necessary so that every net payment of principal, or amounts treated as interest, to that investor will not be less than the amount provided for in the debentures. By net payment we mean the amount we or our paying agent pay the holder after deducting or withholding an amount for or on account of any tax, assessment or other governmental charge imposed with respect to that payment by a Mexican taxing authority.

         Our obligation to pay additional amounts is subject, however, to several important exceptions. We will not pay additional amounts to any holder for or on account of any of the following:

          o Any tax, assessment or other governmental charge imposed solely because at any time there is or was a connection between the holder and Mexico (other than the mere receipt of a payment or the ownership or holding of a debenture);

          o Any estate, inheritance, gift or similar tax, assessment or other governmental charge;

          o Any tax, assessment or other governmental charge imposed solely because the holder or any other person fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Mexico of the holder or any beneficial owner of the debenture if compliance is required by law, regulation or by an applicable income tax treaty to which Mexico is a party, as a precondition to exemption from, or reduction in the rate of, the tax, assessment of other governmental charge and we have given the holders at least 30 days' notice that holders will be required to provide such information and identification;

          o Any tax, assessment or other governmental charge payable otherwise than by deduction or withholding from payments on the debentures;

          o Any tax, assessment or other governmental charge with respect to such debenture presented for payment more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to holders, whichever occurs later, except to the extent that the holder of such debenture would have been entitled to such additional amounts on presenting such debenture for payment on any date during such 15-day period; and

          o Any payment on such debenture to a holder who is a fiduciary or partnership or a person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of such debenture.

         The third bullet point above does not require that any person, including any non-Mexican pension fund, retirement fund or financial institution, register with the Ministry of Finance and Public Credit to establish eligibility for an exemption from, or a reduction of, Mexican withholding tax.

         Upon request, we will provide the trustee with documentation evidencing the payment of Mexican taxes in respect of which we have paid any additional amount. Copies of this documentation will be made available to the holders of the debentures or the relevant paying agent, upon request.

         Any reference in this offer to purchase or the debentures to principal, premium, interest or any other amount payable in respect of any debenture by us will be deemed also to refer to any additional amount that may be payable with respect to that amount under the covenant referred to in this subsection.

         In the event that additional amounts actually paid with respect to the debentures pursuant to the preceding paragraph are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the holder of such debentures, and as a result thereof such holder is entitled to make a claim for a refund or credit of such excess from the authority imposing such withholding tax, then such holder shall be deemed to have assigned and transferred all right, title and interest to any such claim for a refund or credit of such excess to us. However, by making such assignment, the holder makes no representation or warranty that we will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto.

Section 3.        Purpose of the Offer

         We are making the offer in order to reduce the number of ADSs representing our Series L shares potentially issuable upon conversion of the debentures, as well as to reduce the debt evidenced by the outstanding debentures.

         We are making the offer at this time because the maturity date of the debentures, June 15, 2004, is approaching, the per ADS conversion price of the debentures is currently below recent market prices for our ADSs (the debentures are "in the money") and we anticipate that holders of the debentures will elect to convert their debentures into ADSs at or prior to their maturity.

         We believe that a reduction in the number of ADSs potentially issuable upon conversion of the debentures prior to their maturity will reduce the cash dividends we must pay in the future and reduce the potential for dilution of our L shares. The offer is consistent with our historical commitment to repurchase shares from time to time as a means of avoiding dilution and as a means of increasing stockholder value.

         The offer will also give holders of debentures who desire to do so an opportunity to sell their debentures for a higher price than may be available on the open market and without the usual transaction costs associated with market sales. Holders of debentures will not be required to pay commissions to the dealer manager, the depositary or the information agent in connection with the tender of their debentures in the offer.

         We have repurchased a total of U.S.$190,000,000 principal amount of debentures in the open market and in privately-negotiated transactions, of the U.S.$1,000,000,000 originally outstanding. Please refer to our Schedule TO filed on even date herewith for additional details regarding our repurchases. All debentures purchased pursuant to the offer, together with all the debentures we have previously repurchased, will be cancelled.

Section 4.        No Recommendation; Certain Effects of the Offer

         No Recommendation. The executive committee of our board of directors approved the offer on October 8, 2003, pursuant to its authority under our estatutos, or by-laws. Neither the executive committee nor the board of directors, however, makes any recommendation to any holder as to whether to tender or refrain from tendering debentures in the offer. Each holder must make its decision whether to tender its debentures in the offer, and, if so, the principal amount of debentures to tender. None of our directors or executive officers owns any debentures.

         Holders are urged to seek the advice of your own advisors in deciding whether to tender debentures in the offer and, if so, the principal amount of debentures to tender.

         Effects of the Tender Offer on the Market for Debentures. The debentures are currently listed on the NYSE. Based upon published guidelines of the NYSE we do not believe that our completion of the offer will cause the remaining debentures to be delisted from the NYSE. However, our purchase of debentures in the offer will reduce the debentures that might otherwise trade publicly. This may reduce the volume of trading in the debentures and make it more difficult to buy or sell significant amounts of debentures without materially affecting the market price.

Section 5.        Certain Information Concerning Telmex

         Our principal executive offices are located at Parque Via 190, Colonia Cuauhtemoc, 06599 Mexico, D.F. Mexico. Telephone calls should be directed to Jose Manuel Camacho Berrueta at (52) 55 5222 5167. As of October 8, 2003 we had outstanding U.S.$810,000,000 in aggregate principal amount of the debentures, excluding U.S.$190,000,000 in aggregate principal amount of debentures previously repurchased b us and not yet cancelled.

         Price Range of the Debentures. The debentures are listed and traded on the NYSE under the symbol TMX 04. The following table sets forth, for the periods indicated, the reported high and low sales prices for the debentures on the New York Stock Exchange.

                                               Debentures price range (1)
                                                  High             Low
Quarterly highs and lows
2003:
    First quarter........................... U.S.$ 126        U.S.$108
    Second quarter..........................       114             108 1/4
    Third quarter...........................       113 1/2         106 1/16
2002:
    First quarter...........................       139             123 5/8
    Second quarter..........................       138             115
    Third quarter...........................       115             104 1/2
    Fourth quarter..........................       120             108 7/8
2001:
    Third quarter...........................       129 1/2         105
    Fourth quarter..........................       124             112


---------
         (1) Prices of debentures are quoted on the NYSE per U.S.$100 principal amount. For example, a price of U.S.$108 3/4 is equivalent to U.S.$1,087.50 per U.S.$1,000 principal amount.


Section 6.        Procedures for Tendering Debentures

         The method of tender of debentures, the letter of transmittal, and all other required documents, including delivery through DTC and any acceptance of an agent's message (as defined below) transmitted through ATOP, is at the election and risk of the person tendering debentures. Except as otherwise provided in the letter of transmittal, delivery will be deemed made only when documents are actually received by the depositary. Debentures will be accepted for purchase only in denominations of U.S.$1,000 principal amount and integral multiples thereof.

         The tender by a holder of debentures pursuant to the offer (and subsequent acceptance of such tender by us) pursuant to one of the procedures set forth below will constitute a binding agreement between such holder and us with respect to the offer in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal. No alternative, conditional or contingent tenders will be accepted. All tendering holders, by electronic confirmation pursuant through ATOP (together with book-entry confirmation), waive any right to receive any notice of the acceptance of their debentures for payment.

         Tender of Debentures Held Through a Custodian. Any beneficial owner whose debentures are held by a broker, dealer, commercial bank, trust company or other custodian and who wishes to tender debentures pursuant to the offer and deliver the letter of transmittal should contact such custodian promptly and instruct such custodian to tender debentures and deliver the letter of transmittal on such beneficial owner's behalf.

         Tender of Debentures Held Through DTC. To effectively tender debentures that are held through DTC pursuant to the offer, DTC participants must electronically transmit their acceptance to DTC through ATOP, for which this offer will be eligible. A letter of transmittal should not accompany tenders made through ATOP. Upon receipt of such holder's acceptance through ATOP, DTC will verify the acceptance and execute a book-entry delivery to the depositary's account at DTC. DTC will then send an agent's message (as defined below) to the depositary for its acceptance. Delivery of tendered debentures must be made to the depositary pursuant to the book-entry delivery procedures set forth below.

         Book-Entry Delivery Procedures. Delivery of tendered debentures must be made by book-entry transfer to an account maintained by the depositary with DTC. Any financial institution that is a participant in DTC may make book-entry delivery of the debentures by causing DTC to transfer such debentures into the depositary's account in accordance with DTC's procedures for such transfer. However, timely book-entry delivery of debentures pursuant to the offer requires receipt of a confirmation by way of an agent's message (defined below) (a "book-entry confirmation") at or prior to the expiration date. Although delivery of debentures must be effected pursuant to the offer through book-entry transfer into the depositary's account at DTC, an agent's message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the depositary at one or more of its addresses set forth on the back cover of this offer to purchase on or prior to the expiration date in connection with the tender of such debentures. Delivery of documents to DTC does not constitute delivery to the depositary.

         An "agent's message" is a message transmitted by DTC to, and received by, the depositary and forming a part of the book-entry confirmation, which states (1) that DTC has received an express acknowledgment from the participant in DTC tendering the debentures and (2) that such participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal and we may enforce such agreement against such participant. Delivery of a book-entry confirmation will satisfy the terms of the offer as to the execution and delivery of a letter of transmittal by the participant identified in the agent's message.

         Effect of the Letter of Transmittal. By executing a book-entry confirmation through ATOP or a letter of transmittal, and subject to and effective upon acceptance of the debentures tendered thereby, a tendering holder
(i) sells, assigns and transfers to, or upon the order of, us all right, title and interest in and to all the debentures tendered thereby such that thereafter it shall have no contractual or other rights or claims in law or equity against us or any fiduciary, trustee, fiscal agent or other person connected with the debentures arising under, from or in connection with such debentures and (ii) irrevocably constitutes and appoints the depositary the true and lawful agent and attorney-in-fact of such holder (with full knowledge that the depositary also acts as our agent) with respect to any such tendered debentures, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such debentures on the account books maintained by DTC together with all accompanying evidences of transfer and authenticity, to or upon our order, (b) present such debentures for transfer on the security register for the debentures and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such debentures (except that the depositary will have the rights to, or control over, funds from us, as our agent, for the purchase price for any debentures tendered pursuant to the offer that are purchased by us), all in accordance with the terms of the offer.

         Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered debentures pursuant to any of the procedures described above and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us, in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any or all tenders of any debentures determined by us not to be in proper form or if the acceptance of or payment for such debentures may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any tender with respect to debentures of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders.

         No tender will be deemed to have been validly made until all defects or irregularities in such tender have been cured or waived. We, the dealer manager, the depositary, the information agent, and any other person will not be under any duty to give notification of any defects or irregularities in any tender of any debentures or notice of withdrawal and will not incur any liability for failure to give any such notification.

         If we waive our right to reject a defective tender of debentures, the holder will be entitled to receive the applicable cash consideration for its tendered debentures.

Section 7.        Proration

          If more than U.S.$500,000,000 aggregate principal amount of debentures are validly tendered and not properly withdrawn by the expiration date, we will, upon the terms and subject to the conditions of the offer, purchase U.S.$500,000,000 aggregate principal amount of the debentures on a pro rata basis (with adjustments to avoid purchases of amounts less than U.S.$1,000 principal amount or even multiples thereof). In the event that proration of tendered debentures is required, we will determine the final proration factor as soon as practicable after the expiration date. Although we do not expect to be able to announce the final results of such proration until approximately five business days after the expiration date, we will announce the preliminary results of proration by press release as soon as practicable after the expiration date.

Section 8.        Withdrawal of Tenders

         A tender of debentures pursuant to the offer may be withdrawn at any time prior to the expiration date, but no consideration shall be payable in respect of debentures so withdrawn.

         If, for any reason whatsoever, payment for any debentures tendered pursuant to the offer is delayed or we are unable to pay for the debentures tendered pursuant to the offer, we may (without prejudice to our rights set forth herein) instruct the depositary to retain tendered debentures, and such debentures may not be withdrawn (subject to Rule l4e-l(c) and Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer).

         For a withdrawal of debentures tendered pursuant to the offer to be effective, a written or facsimile transmission notice of withdrawal or revocation must be received by the depositary prior to the expiration date at its address set forth on the back cover of this offer to purchase. Any such notice of withdrawal must (i) specify the name of the person who tendered the existing debentures to be withdrawn; (ii) identify the debentures to be withdrawn, including the principal amount of debentures to be withdrawn; (iii) specify the number of the account at DTC from which the debentures were tendered; and (iv) be signed by the holder of the debentures in the same manner as the original signature on the letter of transmittal, and otherwise comply with the procedures of DTC. If the debentures to be withdrawn have been delivered or otherwise identified to the depositary, a signed notice of withdrawal is effective immediately upon written or facsimile notice of such withdrawal.

         Any permitted withdrawal of tendered debentures may not be rescinded, and any debentures properly withdrawn will thereafter be deemed not validly tendered; provided, however, that properly withdrawn debentures may be re-tendered, by again following one of the appropriate procedures described in
Section 6 - "Procedures for Tendering Debentures," at any time on or prior to the expiration date.

         All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion (whose determination shall be final and binding). Neither we, the depositary, the dealer manager, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notification.

Section 9.        Expiration, Extension, Amendment or Termination of the Offer

         The offer will expire at 12:00 midnight, New York City time, on November 6, 2003, unless extended or earlier terminated (such date and time, as the same may be extended, the expiration date).

         We expressly reserve the right (but will not be obligated), at any time or from time to time, to (i) waive any and all conditions to the offer; (ii) extend the offer; or (iii) otherwise amend the offer in any manner that is not materially adverse to holders. Subject to the securities laws and the terms and conditions set forth in this offer to purchase, we expressly reserve the right, at any time or from time to time, when the conditions to the offer are not satisfied or waived, to terminate the offer or amend the offer in any respect. The rights reserved by us in this paragraph are in addition to our rights to terminate the offer described under Section 10 - "Conditions to the Offer."

         There can be no assurance that we will exercise our right to terminate or amend the offer. Irrespective of any amendment to the offer, all debentures previously tendered pursuant to the offer and not accepted for purchase or withdrawn will remain subject to the offer and may be accepted thereafter for payment by us, subject to compliance with requirements of applicable law and withdrawal rights as described under Section 8 - "Withdrawal of Tenders."

         If we make a material change in the terms of the offer or the information concerning the offer or waive a material condition of the offer, we will announce that change and extend the offer to the extent required by law. In addition, we may, if we deem appropriate, extend the offer for any other reason. In addition, if the consideration to be paid in the offer is increased or decreased or the principal amount of debentures subject to the offer is decreased, the offer will remain open at least 10 business days from the date we first give notice of such increase or decrease to holders of debentures subject to the offer.

         We reserve the right, in our sole discretion, to terminate the offer, in order to comply, in whole or in part, with any applicable law (subject to Rule 14e-1(c) and Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the debentures deposited by or on behalf of the holders of debentures promptly after the termination or withdrawal of the offer). See Section 10 - "Conditions to the Offer."

         Any extension, amendment or termination of the offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension of the offer to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to advertise or otherwise communicate any such announcement other than by making a release to the Dow Jones News Service or such other means of announcement as we deem reasonable.

         Any debentures that have been tendered pursuant to the offer but that are not purchased will be returned to the holder thereof without cost to such holder promptly following the earlier to occur of the expiration date or the date on which the offer is terminated without any debentures being purchased thereunder.

Section 10.       Conditions to the Offer

         Notwithstanding any other provisions of the offer and in addition to (and not in limitation of) any rights we may have to extend and/or amend the offer, we will not be required to accept for payment or pay for, and may delay the acceptance for payment of, or payment for, any tendered debentures, subject to the rules under the Exchange Act, and we may terminate the offer, if:

          (1) the closing price of our L Share ADSs on the New York Stock Exchange on the date the offer expires shall be less than U.S.$29.5762 per ADS;

          (2) there shall have been threatened, instituted or pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, which (i) challenges or seeks to make illegal, or directly or indirectly to restrain or prohibit, the making of the offer or the acquisition or cancellation of debentures pursuant to the offer or (ii) could, in our reasonable judgment, materially affect the business, condition (financial or other), assets, income, our operations or prospects and our subsidiaries, or materially impair any of the offer's contemplated benefits to us;

          (3) there shall have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in our reasonable judgment, would or might directly or indirectly result in any of the consequences referred to in clause (2)(i) or
               (2)(ii) above;

          (4) Mexico or the United States shall have declared war or a national emergency and the commencement or escalation of armed hostilities directly or indirectly involving Mexico or the United States shall have occurred;

          (5) there shall have occurred (i) any general suspension of, shortening of hours for or limitation on prices for trading in securities on the American Stock Exchange, the Mexican Stock Exchange, the Nasdaq Stock Market, the New York Stock Exchange, or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States or Mexico, (iii) a material change in United States or Mexico currency exchange rates or a general suspension of, or material limitation on, the markets therefor, (iv) any limitation (whether or not mandatory) by any federal or state authority in the United States or Mexico on, or any other event which might materially affect, the extension of credit by banks or other financial institutions, (v) a material impairment in the trading market for debt securities in the United States or Mexico, (vi) in the case of any of the foregoing existing at the date hereof, a material acceleration or worsening thereof or (vii) any decline in the Indice de Precios y Cotizaciones (IPC index), the Dow Jones Industrial Average or the S&P 500 Composite Index by an amount in excess of 15%, measured from the close of business on October 8, 2003; or

          (6) any change or changes shall have occurred or be threatened in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of either us or our subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries.

         The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time prior to the expiration of the tender offer, in our sole discretion and to the extent permitted by applicable law; all conditions must be satisfied or waived prior to the expiration of the tender offer. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

Section 11.       Taxation

         Certain Mexican Tax Considerations. The following is a general summary of the principal anticipated Mexican tax consequences to holders with respect to the offer.

         This discussion does not address all Mexican federal tax considerations that may be relevant to particular holders, nor does it address the special tax rules applicable to certain categories of holders under the tax laws of any state or locality of Mexico or the U.S. This summary does not constitute, and should not be considered, as legal or tax advice to the holders. The summary is for general information purposes only and is based upon the federal tax laws of Mexico as in effect on the date of this offer.

         General. The following is a general summary of the principal consequences of the offer, under Mexico's federal income tax law (Ley del Impuesto sobre la Renta) (the "Law"), the regulations thereto and rules thereunder as currently in effect and under Mexican conventions for the avoidance of double taxation (a "Tax Treaty") to a holder that is not a resident of Mexico for tax purposes and that does not hold the debentures or a beneficial interest therein in connection with the conduct of a trade or business through a permanent establishment in Mexico (a "Foreign Holder").

         For purposes of Mexican taxation, an individual is a resident of Mexico for tax purposes if such person has established his or her domicile in Mexico, unless such person has resided in another country for more than 183 days, whether consecutive or not, during a calendar year and can demonstrate that such person has become a resident of that country for tax purposes. A legal entity is a resident of Mexico if it is organized under Mexican law or if it maintains the principal administration of its business or the effective location of its management in Mexico. A Mexican citizen is presumed to be a resident of Mexico unless such person can demonstrate the contrary. A permanent establishment will be required to pay taxes in Mexico in accordance with applicable law, for income attributable to such permanent establishment.

         Foreign Holders should consult their tax advisors regarding whether they reside in a country that has entered into a Tax Treaty with Mexico which is effective, and, if so, the conditions and requirements for obtaining benefits under such treaty.

         Tendering the Debentures Pursuant to the Offer. Payments resulting from the sale of the debentures pursuant to the offer by a Foreign Holder will not be subject to Mexican income or withholding tax, except as described in the following sentence. Any payments made pursuant to the offer on account of (a) accrued but unpaid interest and (b) premium (that is, amounts, other than interest, in excess of the principal amount of the debentures) will be taxed as interest, as discussed below.

         Taxation of Payments Treated as Interest. Under the Law, any payments treated as interest (as described above) made by us in respect of the debentures to a Foreign Holder will be subject to a Mexican withholding tax assessed at the rate of 4.9%, provided that the debentures are held through banks or brokerage houses in a country with which Mexico has a Tax Treaty in force, and provided that: (a) the debentures have been registered in the Special Section of the National Registry of Securities; and (b) the periodic information requirements of the Mexican Ministry of Finance (Secretaria de Hacienda y Credito Publico) (the "SHCP"), continue to be duly satisfied. If the aforementioned requirements
(a) and (b) are not met, the applicable withholding rate will be 10%.

         We believe that such conditions have been and continue to be met and, accordingly, expect to withhold Mexican tax at the 4.9% rate from any payments treated as interest made to Foreign Holders pursuant to the offer.

         We have agreed, subject to specified exceptions and limitations, to pay additional amounts to tendering holders of debentures in respect of the Mexican withholding taxes mentioned above. If we pay additional amounts in respect of such Mexican withholding taxes, any refunds of such additional amounts will be for our account. See "Additional Amounts."

         A 34% income tax withholding rate will be applicable when the effective beneficiaries of payments treated as interest jointly or individually, directly or indirectly, receive 5% or more of the aggregate amount of such payments, and such effective beneficiaries are: (a) shareholders of more than 10% of the voting shares of the issuer of the debentures, irrespective of whether such shares are held directly or indirectly, jointly or individually with a party related to the owner of the debentures or (b) legal entities of which more than 20% of its shares, directly or indirectly, jointly or individually, are owned by a party related to the issuer of the Debentures.

         Under the Law, payments treated as interest made by us with respect to the debentures to non-Mexican pension or retirement funds are exempt from Mexican withholding taxes, provided that the fund (a) is the effective beneficiary of the interest, (b) is duly organized pursuant to the laws of its country of origin (regardless of the type of organization), (c) is exempt from income tax in such country and (d) is registered with the SHCP.

         Other Taxes. A Foreign Holder will not be liable for Mexican estate, gift, inheritance or similar taxes with respect to the exchange of the existing debentures, nor will such a Foreign Holder be liable for Mexican stamp, registration or similar taxes.

         Certain U.S. Federal Income Tax Considerations. The following is a summary of certain United States federal income tax consequences of the offer that may be relevant to a beneficial owner of debentures that is a citizen or resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis in respect of the debentures (a "U.S. Holder"). The summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. The discussion does not deal with special classes of holders, such as dealers in securities or currencies, banks, financial institutions, insurance companies, tax-exempt organizations, persons holding debentures as a position in a "straddle" or conversion transaction, or as part of a "synthetic security" or other integrated financial transaction or persons that have a functional currency other than the U.S. dollar. This discussion assumes that the debentures are held as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended.

         The Company has not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. In addition, the discussion does not describe any tax consequences arising out of the laws of any state or local or foreign jurisdiction. Accordingly, each holder should consult its own tax advisor with regard to the offer and the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to its particular situation.

         Tendering the Debentures Pursuant to the Offer. Sales of debentures pursuant to the offer by U.S. Holders will be taxable transactions for United States federal income tax purposes. Subject to the discussion of the market discount rules set forth below, a U.S. Holder selling debentures pursuant to the offer will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and any additional amounts paid by us as a result of Mexican withholding taxes (other than amounts received attributable to accrued interest or additional amounts in respect of interest, which will be taxed as interest), and the U.S. Holder's adjusted tax basis in the debentures sold at the time of sale. A U.S. Holder's adjusted tax basis in a debenture generally will equal the amount paid therefor, increased by the amount of any market discount previously taken into account by the U.S. Holder and reduced by the amount of any amortizable bond premium previously amortized by the U.S. Holder with respect to the debentures. Any such gain or loss generally will be long-term capital gain or loss if the U.S. Holder's holding period for the debentures on the date of sale was more than one year.

         In general, if a U.S. Holder acquired the debentures with market discount, any gain realized by a U.S. Holder on the sale of the debentures will be treated as ordinary income to the extent of the portion of the market discount that has accrued while such debentures were held by the U.S. Holder, unless the U.S. Holder has elected to include market discount in income currently as it accrues.

         Foreign Source Income and Foreign Tax Credits. Payments received pursuant to the offer will be subject to withholding tax imposed by Mexico. Subject to numerous limitations, a U.S. Holder may receive a foreign tax credit with respect to withholding tax imposed at the appropriate rate applicable to the U.S. Holder. In certain circumstances, U.S. Holders may deduct Mexican withholding tax in lieu of claiming foreign tax credits. Any amounts attributable to accrued but unpaid interest or market discount (as described above) generally will be treated as foreign source passive income or, in some cases, financial services income, for United States foreign tax credit limitation purposes. Generally, any gain recognized by a U.S. Holder in connection with the offer, including any gain attributable to a premium paid pursuant to the offer, will be treated as income from sources within the United States. Mexican withholding tax imposed on items of income that are U.S. source income may not be creditable unless you have foreign source income of the appropriate category from other sources. The calculation of foreign tax credits involves the application of complex rules that depend on your particular circumstances. Accordingly, you are urged to consult your tax advisor regarding the creditability or deductibility of any Mexican withholding tax paid with respect to the debentures.

         Backup Withholding. A U.S. Holder who tenders its securities may be subject to backup withholding on the payments that the U.S. taxpayer receives unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number on an IRS Form W-9, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under these rules will be allowed as a credit against such U.S. Holder's federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

         Non-U.S. Holders. A beneficial owner of a debenture that is a non-resident alien individual or foreign corporation (a "Non-U.S. Holder") generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale of the debentures, unless (i) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or (ii) in the case of gain realized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. If the Non-U.S. Holder does not provide adequate information establishing eligibility for exemption, the holder may be subject to a backup withholding tax on the gross proceeds received in the offer.

Section 12.       Dealer Manager, Depositary and Information Agent

         Dealer Manager. Citigroup Global Markets Inc. has been retained as dealer manager in connection with the offer. In its capacity as dealer manager, Citigroup Global Markets may contact holders regarding the offer and may request brokers, dealers and other nominees to forward this offer to purchase and related materials to beneficial owners of debentures.

         Pursuant to the Dealer Manager Agreement, we have agreed to pay the dealer manager a reasonable and customary fee for its services as a dealer manager in connection with the offer. Such fee is based on the aggregate principal amount of the debentures tendered in the offer and will be paid upon completion of the offer. In addition, we will reimburse the dealer manager for its reasonable and documented out-of-pocket expenses. The dealer manager has agreed to pay the reasonable fees and expenses of legal counsel to this transaction. We have agreed to indemnify the dealer manager against certain liabilities under federal or state law or otherwise caused by, relating to or arising out of the offer or its engagement as dealer manager.

         From time to time, the dealer manager may trade, subject to compliance with requirements of applicable law, our securities for its own account or for the accounts of its customers and, accordingly, may hold long or short positions in the debentures at any time.

         From time to time, Citigroup Global Markets has provided investment banking and other services for us for customary compensation, including acting as joint global bookrunner for the initial issuance of the debentures. Citigroup Global Markets and its affiliates may be beneficial owners of debentures from time to time. Citibank , N.A., an affiliate of the dealer manager, or one of its affiliates, may provide financing for the payment of the purchase price under the offer.

         Depositary and Information Agent. We have retained Global Bondholder Services to act as the depositary and the information agent in connection with the offer. All deliveries, correspondence and questions sent or presented to the depositary or the information agent relating to the offer should be directed to the addresses or telephone numbers set forth on the back cover of this offer to purchase.

         We will pay the depositary and the information agent reasonable and customary compensation for their services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the depositary and the information agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

         Requests for information or additional copies of this offer to purchase and the letter of transmittal should be directed to the information agent or the dealer manager.

Section 13.       Solicitation

         Our directors, managers, officers and regular employees and their affiliates (who will not be specifically compensated for such services), the information agent and the dealer manager may contact holders by mail, telephone, facsimile or telegraph regarding the offer and may request brokers, dealers and other nominees to forward this offer to purchase and related materials to beneficial owners of debentures.

Section 14.       Miscellaneous

         We are not aware of any jurisdiction where the making of the offer is not in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction where the making of the offer would not be in compliance with such laws, we will make a good faith effort to comply with any such laws. If, after such good faith effort, we cannot comply with any such laws, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of debentures residing in such jurisdiction.

         No person has been authorized to give any information or make any representation on behalf of us that is not contained in this offer to purchase or in the letter of transmittal, and, if given or made, such information or representation should not be relied upon. Neither we, our board of directors or employees, the dealer manager, the depositary, the information agent nor any of our respective affiliates makes any recommendation as to whether or not holders of debentures should tender their debentures. Holders must make their own decision as to whether to tender the debentures and, if so, the amount of debentures to tender.


                                               TELEFONOS DE MEXICO, S.A. de C.V.


October 9, 2003

         Facsimile copies of the letter of transmittal, properly completed and duly executed, will be accepted. The letter of transmittal, debentures and any other required documents should be sent or delivered by each holder or its broker, dealer, commercial bank, trust company or other nominee to the depositary at its addresses set forth below.

                     Global Bondholder Services Corporation
                             65 Broadway - Suite 704
                            New York, New York 10006
                          Attention: Corporate Actions
                    Telephone: (212) 430-3774 (call collect)
                           (866) 470-3400 (toll-free)
                                 By facsimile:
                        (For Eligible Institutions only):
                                 (212) 430-3775
                                 Confirmation:
                                 (212) 430-3774

       By Mail:             By Overnight Courier:           By Hand:
65 Broadway - Suite 704    65 Broadway - Suite 704    65 Broadway - Suite 704
New York, New York 10006   New York, New York 10006   New York, New York 10006
Attention: Corporate       Attention: Corporate       Attention: Corporate
           Actions                    Actions                    Actions


         Any questions or requests for assistance or additional copies of this offer to purchase and the letter of transmittal may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the offer.

                     The information agent for the offer is:

                     Global Bondholder Services Corporation
                             65 Broadway - Suite 704
                            New York, New York 10006
                          Attention: Corporate Actions
                    Telephone: (212) 430-3774 (call collect)
                           (866) 470-3400 (toll-free)


                      The dealer manager for the offer is:
                          Citigroup Global Markets Inc.
                              390 Greenwich Street
                            New York, New York 10013
                      Attention: Liability Management Group
                    Telephone: (212) 723-6107 (call collect)
                           (800) 558-3745 (toll-free)